Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE https://ir.cedarfair.com	Contact: Investor Relations Michael Russell, 419.627.2233

CEDAR FAIR APPOINTS LOUIS CARR TO BOARD OF DIRECTORS

•	Mr. Carr fills term of John Scott, who stepped down from the Board on Sept. 24, 2020

SANDUSKY, OHIO (Nov. 17, 2020) — Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced that Louis Carr has been appointed to the Board of Directors of its general partner, Cedar Fair Management, Inc., effective immediately. Mr. Carr will serve the remaining portion of John Scott’s board term, which expires in 2022. Mr. Scott, who was appointed to the Cedar Fair board in 2010, stepped down effective Sept. 24, 2020, to focus on personal business interests.

“I’m delighted to welcome Louis Carr to the Company’s board of directors,” said Dan Hanrahan, Cedar Fair’s chairman of the board. “Louis brings to Cedar Fair more than three decades of executive leadership and senior management experience in the entertainment, media and advertising industries, and is heralded by his professional peer group for his work around diversity, primarily with the African American community. Louis’s broad-based business perspective, including his knowledge and deep experience with consumer insights and brand building, will be a welcome addition to Cedar Fair’s board.”

Mr. Carr, (64), is president of Media Sales for BET Networks and is recognized as one of the most influential and prominent African Americans in the media and marketing industries. He has been responsible for more advertising dollars targeted towards the African American consumer markets than any other professional or company. Mr. Carr has served on the boards of the Ad Council; International Radio and Television Society (IRTS); Boys Hope Girls Hope (BHGH); and the American Advertising Federation (AAF). His current board posts include, The Video Advertising Bureau (VAB), formerly the CAB, The United States Track and Field Foundation (USATF) and Drake University, as well

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233

Cedar Fair Appoints Louis Carr as Board Director

Nov. 17, 2020

as his Board of Trustee seat at Chicago State University. In 2019, in recognition for his commitment to help others, Mr. Carr earned The International Radio and Television Society Mentorship Hall of Fame Award. He holds a B.A. in Journalism from Drake University and is the author of two books; Dirty Little Secrets and The Little Black Book: Daily Motivations for Business and Personal Growth. Mr. Carr has earned the Diversity Award from the Hyatt Corporation and another Lifetime Achievement Award from the Patricia Martin Legacy celebration honoring his work around diversity from both personal and professional standpoints. He has also been listed on NAMIC’s Most Influential African Americans list in the cable industry several times.

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. The Company also operates an additional theme park in California under a management contract.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 – 419.627.2233